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                                                                  EXHIBIT 10.5a

                                 October 6, 1997


John Dahl
18 Meryton
Irvine, CA  92612

Dear John:

As a result of our conversation, I am outlining the proposed terms of your employment with American Residential and Home Asset Management. We are very encouraged by your interest and look forward to working together to create a very exciting company. Please call me after reviewing these terms if you have any questions.

        Position:            Executive Vice President.
        Responsibility:      Capital Markets and Loan Production.
        Base Salary:         $175,000.00.
        Bonus Potential:     up to 100% of Base Salary.

        Options: Initial Grant of 75,00 options at market at time of employment. Full vesting upon change of control Current vesting and 90 day exercise provision for termination without cause.

        Benefits:            Participation in all company programs available to
                             Senior Officers:
                             401K program [starting in 1998]
                             company pays 100% of health care and insurance premiums employee stock purchase program [available after IPO] employee loan program to purchase AmReit stock [after IPO]

        Severance:           one year's salary for termination without cause.

        Transition:          up to $25,000 of out of pocket expenses associated
                             with a move to the San Diego area if within 18 months of hire date. Transition payment in the form of a note in the amount of $100,000 this represents bonus for 1997 and signing bonus.

John, again we are very excited about you helping us and look forward to your response. Feel free to contact me at home over the weekend to discuss any aspects of this offer.




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John Dahl
October 6, 1997
Page Two



My home phone number is 619-756-5441 and you have the work number.

We look forward to your response.

Sincerely,



Jay M. Fuller
President